                                  EXHIBIT 11

                Statement Re: Computation of Earnings Per Share

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

                                                                Three Months                  Six Months
                                                                    Ended                       Ended
                                                            ---------------------      ---------------------
                                                            June 28,     June 29,      June 28,     June 29,
                                                              1998         1997          1998         1997
                                                            ---------------------      ---------------------

(In thousands, except per share amounts)

Average shares outstanding - Basic                            5,787        5,054          5,785       5,059

Shares issuable upon the exercise of
  outstanding stock options and warrants                        170          115            148         121
                                                            ---------------------      ---------------------
Weighted average shares outstanding - Diluted                 5,957        5,169          5,933       5,180
                                                            =====================      =====================
Net income                                                   $1,290       $  841         $2,458      $1,686
                                                            =====================      =====================
Net income per share - Basic                                  $0.22        $0.17          $0.42       $0.33
                                                            =====================      =====================
Net income per share - Diluted                                $0.22        $0.16          $0.41       $0.33
                                                            =====================      =====================
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